INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT


To the Board of Directors
Inyx, Inc.

We consent to the incorporation by reference in Amendment Number 4 to the Registration Statement on Form SB-2/A of Inyx, Inc. (filed on February 15, 2005) of our report, dated December 28, 2004 on our audit of the statements of operations, changes in stockholders' equity (deficit) and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) for the period from January 1, 2003 through March 6, 2003, as filed with the Securities and Exchange Commission and to all references to our firm included in this Registration Statement.

/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
February 15, 2005